APPENDIX A

C&B INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO FUNDS TRUST

Funds Trust Funds
C&B Mid Cap Value Fund

Most recent annual approval by the Board of Trustees:  March 29, 2013

Appendix A amended: July 18, 2008

SCHEDULE A

C&B INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO FUNDS TRUST

This fee agreement is made as of the 18th day of July, 2008, and is amended as of the 29th day of March, 2013, by and between Wells Fargo Funds Management, LLC (the “Adviser”) and Cooke & Bieler, L.P. (the “Sub-Adviser”).

            WHEREAS, the parties and Wells Fargo Funds Trust have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides management and other services to each series of the Trust listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”); and

            WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as indicated below;

            NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying the annual rates indicated below to each Fund’s average daily net assets throughout the month:

Name of Fund	Breakpoints	Sub-Advisory Rate
C&B Mid Cap Value Fund[1]	First 250M Next 250M Next 250M Over 750M	0.55% 0.50% 0.45% 0.40%

1On March 29, 2013, the Board of Funds Trust approved an advisory fee change to the C&B Mid Cap Value Fund.  Effective May 1,
2013 the advisory fees will be:  First 200M 0.45%; Next 200M 0.40%; Over 400M 0.35%.

            The foregoing fee schedule is agreed to as of March 29, 2013 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By:

Andrew Owen

Executive Vice President

COOKE & BIELER, L.P.

By: _____________________________________

Name:

Title: